EXHIBIT 8.2

                                  ATTORNEYS AT LAW             Palo Alto, CA
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                                  www.cooley.com

August 7, 2008                    MARK M. HRENYA
                                  (720) 566-4217
Jazz Technologies, Inc.           mhrenya@cooley.com
4321 Jamboree Road
Newport Beach, CA 92660

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Agreement and Plan of Merger and Reorganization dated as of May 19, 2008 (the "MERGER AGREEMENT"), by and among Tower Semiconductor, Ltd., an Israeli corporation ("PARENT"), Armstrong Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent ("MERGER SUB") and Jazz Technologies, Ltd., a Delaware corporation (the "COMPANY"). Pursuant to the Merger Agreement, Merger Sub will merge with and into Company (the "MERGER") and Company will become a wholly owned subsidiary of Parent. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "CODE").

We have acted as United States counsel to Company in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

     (A) the Merger Agreement;

     (B) those tax representation letters to be delivered to us by Parent and Company pursuant to the Merger Agreement (the "TAX REPRESENTATION LETTERS");

     (C) the Registration Statement filed with the Securities and Exchange Commission, as amended at any time to and including the date hereof; and

     (D) such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and Company and to the consummation of the Merger as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

     (A) Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the First Closing Date) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;


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Jazz Technologies, Inc.
August 7, 2008
Page Two

     (B) All representations, warranties and statements made or agreed to by Parent, Merger Sub and Company, their managements, employees, officers, directors and stockholders in connection with the Merger, including, but not limited to, those set forth in the Merger Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

     (C) All covenants contained in the Merger Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

     (D) The Merger will be consummated in accordance with the Merger Agreement without any waiver or breach of any material provision thereof, and the Merger will be effective under applicable state and foreign law;

     (E) The Merger will be reported by Parent and Company on their respective federal income tax returns, if any, in a manner consistent with the opinion set forth herein;

     (F) The Registration Statement, the Merger Agreement, and the Tax Representation Letters reflect all the material facts relating to the Merger, Parent. Merger Sub and Company;

     (G) Any representation or statement made "to the knowledge of" or similarly qualified is correct without such qualification; and

     (H) An opinion by O'Melveny & Myers LLP, substantially identical in substance to this opinion, has been delivered to Parent and will not be withdrawn prior to the Closing Date.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, in our opinion the discussion contained in the Registration Statement under the caption "Certain Material U.S. Federal Income Tax Consequences of the Merger" sets forth the material United States federal income tax consequences of the Merger and, insofar as it relates to statements of law and legal conclusions, is correct in all material respects.

This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement and does not address the federal tax consequences of any transaction other than the Merger as described in the Merger Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Merger Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.


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Jazz Technologies, Inc.
August 7, 2008
Page Three

No opinion is expressed as to any transaction whatsoever, including the Merger, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

No ruling has been sought from the Internal Revenue Service by Parent or Company as to the United States federal income tax consequences of any aspect of the Merger. This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is being delivered to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name in the Registration Statement with respect to the discussion of the material United States federal income tax consequences of the Merger. It is intended solely for your benefit and that of the Company's stockholders and may not be relied upon or utilized for any other purpose or by any other person without our prior written consent.

Sincerely,

COOLEY GODWARD KRONISH LLP

/s/ Mark M. Hrenya
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Mark M. Hrenya